                                                                      EXHIBIT 99

NEWS RELEASE                                                        (LAYNE LOGO)


                                            CONTACTS: LAYNE CHRISTENSEN COMPANY
                                                      JERRY W. FANSKA
                                                      VICE PRESIDENT FINANCE
                                                      913-677-6858
                                                      www.laynechristensen.com

TUESDAY, DECEMBER 7, 2004


           LAYNE CHRISTENSEN REPORTS FISCAL 2005 THIRD QUARTER RESULTS

o    Net income was $0.27 per share versus $0.04 per share last year.

o Total revenues increased 30.9% for the quarter and 27.1% year-to-date, up across all product lines.

o Acquisition of Beylik Drilling and Pump Services, Inc. completed during the period.

o Issuance of $20 million in unsecured notes during the quarter at 5.4% over 7 years.

o Layne Energy total proved natural gas reserves and infrastructure independently estimated at a PV10 of $44 million.

   Financial Data                                       Three Months ended                      Nine Months ended
                                                    --------------------------      %      ----------------------------     %
   (in 000's, except per share data)                 10/31/04      10/31/03      Change      10/31/04       10/31/03      Change
   ------------------------------------------------ ------------ -------------- ---------- -------------- ------------- -----------
   Net Revenues
     --Water Resources                                  $51,852      $ 43,818       18.3        $145,058     $127,191       14.0
     --Mineral Exploration                               27,448        18,353       49.6          77,690       49,245       57.8
     --Geoconstruction                                   10,475         6,921       51.4          27,514       21,273       29.3
     --Energy                                             1,705           768      122.0           3,613        2,084       73.4
   Gross Profit                                          25,279        19,048       32.7          69,352       56,718       22.3
   Net Income                                             3,458           541      539.2           8,583          710     1108.9
   Dilutive EPS                                           $0.27         $0.04      575.0           $0.66        $0.06     1000.0

"We had another strong quarter as all divisions experienced year-over-year growth. We anticipated more of a slowdown given the strength of the second quarter but it clearly did not occur with revenue up 6.1% sequentially. With its water, minerals and energy businesses, the Company is positioned in sectors of the economy that are currently very attractive."--

ANDREW B. SCHMITT, PRESIDENT AND CHIEF EXECUTIVE OFFICER


                                     -more-

MISSION WOODS, KANSAS, December 7, 2004 - Layne Christensen Company (Nasdaq:
LAYN), today announced net income for the third quarter ended October 31, 2004 of $3,458,000, or $0.27 per share, compared to net income of $541,000 or $0.04 per share, in the same period last year. Revenues for the three months ended October 31, 2004 increased $21,620,000, or 30.9%, to $91,480,000 compared to
$69,860,000 the same period last year.

"We had another strong quarter as all divisions experienced year-over-year growth," said Andrew B. Schmitt, President and Chief Executive Officer. "We anticipated more of a slowdown given the strength of the second quarter but it clearly did not occur with revenue up 6.1% sequentially. With its water, minerals and energy businesses, the Company is positioned in sectors of the economy that are currently very attractive."

Gross profit as a percentage of revenues was 27.6% and 27.3% for the three and nine months ended October 31, 2004 compared to 27.3% and 28.4% for the three and nine months ended October 31, 2003. The decrease in gross profit percentage for the nine-month period was primarily attributable to continued pricing pressures in the water resources division along with reduced margins associated with the promotion of certain new water treatment products. The decrease in the water resources division margins was partially offset by increased margins in the mineral exploration division due to increased activity as a result of higher gold and base metal prices.

Selling, general and administrative expenses were $15,048,000 for the three months ended October 31, 2004 and $43,444,000 for the nine months ended October 31, 2004 (16.4% and 17.1% of revenues, respectively) compared to $13,066,000 and $40,689,000 for the three and nine months ended October 31, 2003 (18.7% and 20.4% of revenues, respectively). The increase in selling, general and administrative expenses for the periods was primarily related to the Company's expansion of its water treatment capabilities, increased expenses associated with the Company's coalbed methane ("CBM") development efforts and incremental costs of approximately $275,000 for the three months and $925,000 for the nine months associated with the implementation of Sarbanes-Oxley requirements.

Depreciation, depletion and amortization increased to $3,592,000 and $10,115,000 for the three and nine months ended October 31, 2004 compared to $2,788,000 and $8,799,000 for the same periods last year. The increases were primarily a result of increased depletion associated with the expansion of the Company's CBM operations and increased depreciation from new asset additions in the mineral exploration division due to increased demand and the water resources division to expand its water treatment capabilities.

Other income (expense), net was income of $86,000 for the three months ended October 31, 2004, compared to an expense of $42,000 in the prior year, and income of $1,235,000 for the nine months ended October 31, 2004, compared to income of $445,000 in the prior year. The increase in income for both periods was primarily due to gains on sales of property, plant and equipment in fiscal 2005.

Income tax expense for continuing operations of $2,827,000 and $8,116,000 was recorded for the three and nine months ended October 31, 2004 compared to $1,488,000 and $3,015,000 for the same periods last year. The expense for the three months ended October 31, 2004, was impacted by a reduction in the Company's estimate of its effective tax rate for the year from 50.0% to 48.0%. The effective rate was 48.0% for the nine months ended October 31, 2004 compared to 72.5% for the same period last year. The improvement in the effective rate was primarily attributable to improved earnings, especially in international operations, and the treatment of debt extinguishment costs as discrete period items in the second quarter of fiscal 2004. The remaining difference between the effective rate of 48.0% and the statutory federal rate of 34.0% was a result of the impact of nondeductible expenses and the tax treatment of certain foreign operations.

WATER RESOURCES DIVISION
(in thousands)

                                             Three Months Ended            Nine Months Ended
                                                October 31,                    October 31,
                                       -----------------------------   -----------------------------
                                            2004            2003            2004            2003
                                       -------------   -------------   -------------   -------------
Revenues                               $      51,852   $      43,818   $     145,058   $     127,191
Income from continuing operations              7,167           5,128          17,497          14,642

Water resources revenue increased 18.3% to $51,852,000 for the three months ended October 31, 2004 and 14.0% to $145,058,000 for the nine months ended October 31, 2004 compared to $43,818,000 and $127,191,000 for the three and nine months ended October 31, 2003. The increases were primarily attributable to improvements in municipal spending, results from the Company's water treatment initiatives and increased infrastructure needs in metropolitan areas, primarily in the western United States.

Income from continuing operations for the water resources division was $7,167,000 and $17,497,000 for the three and nine months ended October 31, 2004 compared to $5,128,000 and $14,642,000 for the three and nine months ended October 31, 2003. The increase in income from continuing operations for the three and nine months ended October 31, 2004 was primarily the combination of increased gross profit associated with the increase in revenues and essentially flat selling, general and administrative expenses. The impact of the relatively fixed selling, general and administrative expenses was a higher income from continuing operations as a percentage of revenues in both the three and nine month periods.

MINERAL EXPLORATION DIVISION
(in thousands)

                                          Three Months Ended            Nine Months Ended
                                             October 31,                    October 31,
                                    -----------------------------   -----------------------------
                                        2004            2003            2004             2003
                                    -------------   -------------   -------------   -------------
Revenues                            $      27,448   $      18,353   $      77,690   $      49,245
Income from continuing operations           3,027             754          10,254           1,798

Mineral exploration revenues increased 49.6% to $27,448,000 and 57.8% to $77,690,000 for the three and nine months ended October 31, 2004 compared to revenues of $18,353,000 and $49,245,000 for the three and nine months ended October 31, 2003. The increases for the periods were primarily the result of increased exploration activity in the Company's markets due to higher gold and base metal prices.

Income from continuing operations for the mineral exploration division was $3,027,000 and $10,524,000 for the three and nine months ended October 31, 2004, compared to $754,000 and $1,798,000 for the three and nine months ended October 31, 2003. The improved earnings in the division were primarily attributable to the increased activity levels noted above and increased earnings by the Company's Latin American affiliates. The improvements in earnings were partially offset by increased incentive compensation costs and additional depreciation on new asset additions.

GEOCONSTRUCTION DIVISION
(in thousands)

                                         Three Months Ended             Nine Months Ended
                                             October 31,                    October 31,
                                    -----------------------------   -----------------------------
                                        2004            2003            2004            2003
                                    -------------   -------------   -------------   -------------
Revenues                            $      10,475   $       6,921   $      27,514   $      21,273
Income from continuing operations             918             167           2,437           1,440

Geoconstruction revenues increased 51.4% to $10,475,000 and 29.3% to $27,514,000 for the three and nine months ended October 31, 2004 compared to $6,921,000 and $21,273,000 for the three and nine months ended October 31, 2003. The increases in revenues were primarily attributable to certain larger than normal domestic projects and increased product sales by the Company's manufacturing unit in Italy.

The geoconstruction division had income from continuing operations of $918,000 and $2,437,000 for the three and nine months ended October 31, 2004 compared to $167,000 and $1,440,000 for the three and nine months ended October 31, 2003. The increases were primarily a result of the income from the larger domestic projects noted above, improved gross profit margins and increased income from the product sales of the manufacturing unit in Italy.

ENERGY DIVISION
(in thousands)

                                       Three Months Ended                 Nine Months Ended
                                           October 31,                       October 31,
                                  ------------------------------    ------------------------------
                                      2004             2003             2004             2003
                                  -------------    -------------    -------------    -------------
Revenues                          $       1,705    $         768    $       3,613    $       2,084
Loss from continuing operations            (625)            (270)          (1,644)            (978)

Energy revenues increased 122.0% to $1,705,000 and 73.4% to $3,613,000 for the three and nine months ended October 31, 2004 compared to revenues of $768,000 and $2,084,000 for the three and nine months ended October 31, 2003. Increased production from the Company's CBM projects resulted in the increases in revenues compared to the same periods last year.

Losses from continuing operations for the energy division were $625,000 and $1,644,000 for the three and nine months ended October 31, 2004 compared to $270,000 and $978,000 for the three and nine months ended October 31, 2003. The increase in the loss from continuing operations for each period was primarily a result of increased expenses associated with exploration and development activities for the Company's CBM properties. The loss for the nine-month period ended October 31, 2004 was partially offset by a gain on the sale of exploration equipment of approximately $906,000.

As of November 1, 2004, the oil and gas reserves of Layne Energy, a wholly owned subsidiary of Layne, were independently evaluated by Cawley, Gillespie & Associates, Inc., a Fort Worth based oil and gas engineering firm. The evaluation resulted in a present value of future net revenues, discounted at 10% ("PV10"), including gas transportation facilities, of $44,000,000.

The evaluation indicated proved reserves of approximately 22.3 billion cubic feet of natural gas and a PV10 of approximately $33,000,000. The estimate is based on an unescalated gas price of $5.71 per thousand cubic feet and was in accordance with guidelines established by the Securities and Exchange Commission. Layne Energy's reserves are located in the Cherokee Basin of Kansas and Oklahoma. Of the total estimated reserves, 55.0% were classified as proved developed and the remaining 45.0% as proved undeveloped. The Company has leased approximately 105,000 gross acres in the basin, with 110 producing wells on approximately 15,000 acres. In addition to its proved reserves, the Company has approximately 120 miles of gas transportation facilities. The Cawley, Gillespie & Associates evaluation estimated the future net revenues from the gas transportation facilities, discounted at 10%, at approximately $11,000,000.

As of October 31, 2004, the net book value of Layne Energy's oil and gas properties was $22,100,000 with an additional $5,600,000 of gas transportation facilities and equipment. Gross gas production for Layne Energy's most recent fiscal quarter ended October 31, 2004 was approximately 253 million cubic feet, an increase of approximately 65% from the second quarter.

UNALLOCATED CORPORATE EXPENSES

Unallocated corporate expenses were $3,313,000 and $9,378,000 for the three and nine months ended October 31, 2004 compared to $2,604,000 and $8,504,000 for the three and nine months ended October 31, 2003. The increase in the three month period was primarily due to increased costs of approximately $275,000 associated with the implementation of Sarbanes-Oxley requirements and other increases in professional fees. The increase for the nine months was primarily due to increased costs of approximately $925,000 associated with the Sarbanes-Oxley implementation and higher travel expenses.

DIVISION SUMMARY (IN THOUSANDS)

                                         Three Months Ended               Nine Months Ended
                                            October 31,                      October 31,
                                    ----------------------------    ----------------------------
                                        2004            2003            2004            2003
                                    ------------    ------------    ------------    ------------
Revenues
     Water resources                $     51,852    $     43,818    $    145,058    $    127,191
     Mineral exploration                  27,448          18,353          77,690          49,245
     Geoconstruction                      10,475           6,921          27,514          21,273
     Energy                                1,705             768           3,613           2,084
                                    ------------    ------------    ------------    ------------
         Total revenues             $     91,480    $     69,860    $    253,875    $    199,793
                                    ============    ============    ============    ============

Income (loss) from
   continuing operations
     Water resources                $      7,167    $      5,128    $     17,497    $     14,642
     Mineral exploration                   3,027             754          10,254           1,798
     Geoconstruction                         918             167           2,437           1,440
     Energy                                 (625)           (270)         (1,644)           (978)
     Unallocated corporate
       expenses                           (3,313)         (2,604)         (9,378)         (8,504)
     Debt extinguishment costs                --              --              --          (2,320)
     Interest                               (841)           (687)         (2,257)         (1,918)
                                    ------------    ------------    ------------    ------------
         Total income from
            continuing operations   $      6,333    $      2,488    $     16,909    $      4,160
                                    ============    ============    ============    ============

OUTLOOK

Andrew B. Schmitt, President and Chief Executive Officer, stated, "Looking forward, we expect the fourth quarter will be lower than the third due to the normal seasonal year-end slowdown coupled with the usual weather related issues. At this point, we expect the biggest quarter-over-quarter improvements to be in mineral exploration and energy with water and geoconstruction fairly close to prior year. Expenses should be in line with the exception of costs for Sarbanes-Oxley."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements are those concerning the strategic plans, expectations and objectives for future operations and are generally indicated by words or phrases such as "anticipate," "estimate," "project," "believe," "intend", "expect," "plan" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

                   LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except share and per share data)


                                                     Three Months                           Nine Months
                                                   Ended October 31,                      Ended October 31,
                                                      (unaudited)                            (unaudited)
                                           ----------------------------------    ----------------------------------
                                                2004               2003               2004                2003
                                           ---------------    ---------------    ---------------    ---------------
Revenues                                   $        91,480    $        69,860    $       253,875    $       199,793
Cost of revenues (exclusive
   of depreciation shown below)                     66,201             50,812            184,523            143,075
                                           ---------------    ---------------    ---------------    ---------------
Gross profit                                        25,279             19,048             69,352             56,718
Selling, general and
administrative expenses                             15,048             13,066             43,444             40,689
Depreciation, depletion and
amortization                                         3,592              2,788             10,115              8,799
Other income (expense):
   Equity in earnings of affiliates                    449                 23              2,138                723
   Interest                                           (841)              (687)            (2,257)            (1,918)
   Debt extinguishment costs                            --                 --                 --             (2,320)
   Other income (expense), net                          86                (42)             1,235                445
                                           ---------------    ---------------    ---------------    ---------------
Income from continuing operations
before income taxes and
minority interest                                    6,333              2,488             16,909              4,160
Income tax expense                                   2,827              1,488              8,116              3,015
Minority interest                                        1               (163)                 1                 --
                                           ---------------    ---------------    ---------------    ---------------
Net income from continuing
   operations before discontinued
   operations                                        3,507                837              8,794              1,145
Loss from discontinued operations,
   net of income tax benefit of $29
   and $194 for the three months
   ended October 31, 2004 and 2003,
   respectively, and $125 and $301 for
   the nine months ended October 31,
   2004 and 2003, respectively                         (49)              (333)              (211)              (472)
Gain on sale of discontinued
   operations, net of income taxes of $23               --                 37                 --                 37
                                           ---------------    ---------------    ---------------    ---------------
Net income                                 $         3,458    $           541    $         8,583    $           710
                                           ===============    ===============    ===============    ===============

Basic income (loss) per share:
   Net income from continuing
     operations                            $          0.28    $          0.07    $          0.70    $          0.10
   Loss from discontinued
     Operations, net of income taxes                    --              (0.03)             (0.02)             (0.04)
                                           ---------------    ---------------    ---------------    ---------------
   Net income per share                    $          0.28    $          0.04    $          0.68    $          0.06
                                           ===============    ===============    ===============    ===============
Diluted income (loss) per share:
   Net income from continuing
     operations                            $          0.27    $          0.07    $          0.68    $          0.09
   Loss from discontinued
     operations, net of income taxes                    --              (0.03)             (0.02)             (0.03)
                                           ---------------    ---------------    ---------------    ---------------
Net income per share                       $          0.27    $          0.04    $          0.66    $          0.06
                                           ===============    ===============    ===============    ===============

Weighted average shares
   outstanding                                  12,574,000         12,039,000         12,556,000         11,957,000
Dilutive stock options                             335,000            266,000            352,000            230,000
                                           ---------------    ---------------    ---------------    ---------------
                                                12,909,000         12,305,000         12,908,000         12,187,000
                                           ===============    ===============    ===============    ===============


                                             October 31,        January 31,        October 31,
                                                2004               2004               2003
                                           ---------------    ---------------    ---------------
Balance sheet data:
   Total assets                            $       246,977    $       217,327    $       195,148
   Total debt                                       60,000             42,000             40,000
   Stockholders' equity                            102,452             93,685             88,406